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                     September 30, 2020

       Tina Miller
       Chief Financial Officer
       Lithia Motors Inc.
       150 N. Bartlett Street
       Medford, Oregon 97501

                                                        Re: Lithia Motors Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 1-14733

       Dear Ms. Miller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Edward Impert